RUPAY-BARRINGTON TOTAL
                                RETURN FUND, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 August 14, 1998


TO THE STOCKHOLDERS
RUPAY-BARRINGTON
TOTAL RETURN FUND, INC.

         Notice is hereby given that an annual meeting of stockholders of Rupay-Barrington Total Return Fund, Inc., (the "Company") will be held on August 14, 1998 at 9:00 a.m., local time, at the offices of The Rupay-Barrington Financial Group, Inc., 1000 Ballpark Way, Suite 302, Arlington, Texas 76011 for the following purposes:

     1. To ratify the terms and conditions under which Rupay-Barrington Advisors, Inc. (the "Advisor") has been providing services and receiving advisory fees since January 4, 1997 and continuing through the date on which the New Advisory Agreement (as defined in Item 2 below) is approved by the Stockholders.

     2. To approve the new investment advisory agreement (the "New Advisory Agreement") between the Company and the Advisor.

     3. To elect four persons to the Company's Board of Directors to serve until the next annual meeting or until their successors shall have been elected and qualified.

     4. To approve a change of the name of the Company to Rupay-Barrington Funds, Inc.

     5. To ratify the action of the Board of Directors in selecting Tait, Weller & Baker as auditors to examine the books and financial statements of the Company for the period commencing January 1, 1998, and ending December 31, 1998.

     6. To transact such other business as may properly be brought before the meeting.

         Stockholders of record at the close of business on July 24, 1998, will be entitled to vote at the meeting. We hope that you will attend the meeting, but if you cannot do so, please fill in and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Any stockholder attending the meeting can vote in person even though a proxy has already been returned.

In order to save your Company the additional expense of further solicitation, please be kind enough to complete and return your proxy card today.


Fritz Bensler
President
July 31, 1998